Exhibit 99.3
Execution Version

STOCK PURCHASE AGREEMENT
BY AND BETWEEN
HA-LO HOLDINGS, LLC
AND
HALO HOLDING CORPORATION
FEBRUARY 28, 2007

ARTICLE I THE TRANSACTION	1
1.1 The Stock Purchase	1
1.2 Consideration	1
1.3 Net Working Capital Adjustment	1
1.4 Escrow	3
1.5 Selling Expenses	3
ARTICLE II THE CLOSING AND TRANSFER OF STOCK	3
2.1 Closing	4
2.2 Closing Actions	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER	6
3.1 Status	6
3.2 Power and Authority	6
3.3 Enforceability	6
3.4 No Violations; Consents and Approvals	6
3.5 Brokers	6
3.6 Availability of Funds	7
3.7 Investment Representation	7
3.8 Solvency	7
3.9 Knowledge	7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF Seller	7
4.1 Corporate Status	8
4.2 Power and Authority	8
4.3 Enforceability	8
4.4 Capitalization; Stock Ownership	8
4.5 Subsidiaries	8
4.6 No Violation; Consents and Approvals	8
4.7 Financial Statements	9
4.8 Absence of Certain Developments	9
4.9 Litigation	10
4.10 Environmental Matters	10
4.11 Title to Properties	11
4.12 Compliance with Laws	12
4.13 Labor and Employment Matters	12
4.14 Employee Benefit Plans	13
4.15 Tax Matters	14
4.16 Insurance	15
4.17 Licenses and Permits	15
4.18 Affiliated Transactions	15
4.19 Material Contracts	15
4.20 Intellectual Property	17
4.21 Customers and Suppliers	17
4.22 No Brokers	17
4.23 Certain Business Practices	17
4.24 Undisclosed Liabilities	18
4.25 Accounts Payable	18
4.26 Receivables	18

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4.27 Inventory	18
4.28 Bank Accounts	18
4.29 Product Warranty; Product Liability	18
4.30 Knowledge	19
ARTICLE V POST-CLOSING COVENANTS	19
5.1 Further Assurances	19
5.2 Transfer Taxes	19
5.3 Litigation Support	19
5.4 Director and Officer Liability and Indemnification	19
5.5 Access to Books and Records	20
5.6 Employee Benefits	20
5.7 Investment Intent of the Buyer	20
5.8 Responsibility for Filing Tax Returns	21
5.9 Change of Seller’s Name	21
ARTICLE VI SURVIVAL; INDEMNIFICATION	21
6.1 Survival of Representations, Warranties and Covenants	21
6.2 Indemnification Provisions for Benefit of the Buyer	22
6.3 Indemnification Provisions for Benefit of the Sellers	23
6.4 Matters Involving Third Parties	23
6.5 Determination of Losses	24
6.6 Mitigation	25
6.7 Exclusive Remedy	25
6.8 Third Party Beneficiaries	25
ARTICLE VII DEFINITIONS	25
7.1 Defined Terms	25
7.2 Other Definitional Provisions	31
ARTICLE VIII GENERAL PROVISIONS	31
8.1 Notices	31
8.2 Entire Agreement	32
8.3 Expenses	33
8.4 Amendment; Waiver	33
8.5 Binding Effect; Assignment	33
8.6 Counterparts	33
8.7 Interpretation	33
8.8 Governing Law; Interpretation	33
8.9 Specific Performance	33
8.10 Arm’s Length Negotiations; Drafting	34
8.11 Confidentiality; Publicity	34

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SCHEDULES

Schedule A	Closing Statement
Schedule B	Statement of Selling Expenses

DISCLOSURE SCHEDULE

Section 2.2(a)(ii)	Indebtedness Payments
Section 4.4	Capitalization; Stock Ownership
Section 4.6	No Violation; Consents and Approvals
Section 4.7	Financial Statements
Section 4.8	Absence of Certain Developments
Section 4.9	Litigation
Section 4.10	Environmental Matters
Section 4.11(a)	Personal Property
Section 4.11(b)	Leased Real Property
Section. 4.14	Employee Benefit Plans
Section 4.15	Tax Matters
Section 4.16	Insurance
Section 4.17	Licenses and Permits
Section 4.18	Affiliated Transactions
Section 4.19	Material Contracts
Section 4.20	Intellectual Property
Section 4.21(a)	Material Suppliers
Section 4.21(b)	Material Customers
Section 4.21(c)	Customer and Supplier Terminations/Reductions
Section 4.28	Bank Accounts
Section 4.29	Product Warranty; Product Liability

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STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 28, 2007, by and between Halo Holding Corporation, a Delaware corporation (the “Buyer”), and HA-LO Holdings, LLC, a Delaware limited liability company (the “Seller”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 10.1 of this Agreement. The Buyer and the Seller may be referred to herein each as a “Party” and collectively as the “Parties”.
RECITALS:
     WHEREAS, the Seller is the beneficial owner of one hundred percent (100%) of the issued and outstanding capital stock (the “Stock”) of Halo Branded Solutions, Inc., a Delaware corporation (the “Corporation” or the “Company”);
     WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, one hundred percent (100%) of the Stock on the terms and subject to the conditions set forth herein; and
     WHEREAS, simultaneously with the execution and delivery of this Agreement, the Buyer, the Seller and the Escrow Agent have executed and delivered the Escrow Agreement dated the date hereof (the “Escrow Agreement”).
TERMS OF AGREEMENT:
     NOW, THEREFORE, in consideration of the mutual covenants of the Parties set forth in this Agreement and in the Purchase Agreement, the Parties hereby agree as follows:
ARTICLE I
THE TRANSACTION
     1.1 The Stock Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell and the Buyer shall acquire, the Stock, free and clear of all Liens and Restrictions.
     1.2 Consideration. In consideration for the Stock, the Buyer shall pay to the Seller Sixty-Two Million Five Hundred Thousand Dollars ($62,500,000) (a) either (i) plus the amount, if any, by which the Net Working Capital is greater than Ten Million Three Hundred Thousand dollars ($10,300,000), or (ii) minus, the amount, if any, by which the Net Working Capital is less than Ten Million Three Hundred Thousand dollars ($10,300,000), minus (b) the amount of Indebtedness Payments as of the Closing Date as set forth in the Payoff Letters, and minus (c) the Selling Expenses (such amount is referred to herein as the “Purchase Price”). At the Closing, the Buyer shall pay to the Seller the Purchase Price minus the Escrow Funds.
     1.3 Net Working Capital Adjustment.
          (a) Estimated Net Working Capital. The Seller has delivered to the Buyer a good faith calculation of its estimate of the Net Working Capital (the “Estimated Net Working

Capital”) and an estimate of the Purchase Price (the “Estimated Purchase Price”), which has been calculated in accordance with Section 1.2 (the “Closing Statement”), and which is attached hereto as Schedule A.
          (b) Final Net Working Capital.
               (i) No later than sixty (60) days after the Closing Date, the Buyer will deliver to the Seller a statement setting forth its calculation of the Net Working Capital (the “Buyer’s Closing Statement”). After delivery of the Buyer’s Closing Statement, the Seller and its accountants shall be permitted to review and copy the work papers of the Buyer and its accountants related to the preparation of the Buyer’s Closing Statement and make other inquiries of the Buyer and its accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of its review thereof. If the Seller has any objections to the Closing Statement, then the Seller shall deliver to the Buyer a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Closing Statement and Seller’s proposed calculation of the Net Working Capital (“Seller’s Closing Statement”). If a proper Objection Statement is not delivered to the Buyer within thirty (30) days after delivery of the Buyer’s Closing Statement, then the Buyer’s Closing Statement as originally delivered by the Buyer shall be final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then the Buyer and the Seller shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Seller and the Buyer shall submit each unresolved Objection Dispute to the Chicago office of Ernst & Young LLP (provided that it not be submitted to a person who has been engaged by Compass Group or H.I.G. Capital or any of their portfolio companies) (the “Independent Auditor”) to resolve such Objection Disputes. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties; provided, however, that no such determination with respect to any item reflected in the Objection Statement shall be any more favorable to the Buyer than is set forth in the Net Working Capital calculation reflected in the Closing Statement or any more favorable to the Seller than is proposed in the Objection Statement. All fees and costs of the Independent Auditor, if any, shall be paid by (x) the Seller, if the Net Working Capital after taking into account the adjustments made by the Independent Auditor is closer to the Net Working Capital calculation set forth in the Closing Statement, or (y) by the Buyer, if the Net Working Capital after taking into account the adjustments made by the Independent Auditor is closer to the Net Working Capital calculation set forth in the Objection Statement. The process set forth in this Section 1.3(b)(i) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement or included in the calculation of the Net Working Capital, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties; provided that the preceding limitation is only intended to prevent double recovery by Buyer and shall not prohibit Buyer from making a claim for a breach of any representation or warranty to the extent the Losses sought to be recovered by Buyer are in addition to any deficiency in Net Working Capital.

               (ii) If the Net Working Capital, as finally determined pursuant to clause (i) above, is greater than the Estimated Net Working Capital, then Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to the Seller such excess by wire transfer of immediately available funds to an account or accounts designated by the Seller. If the Net Working Capital, as finally determined pursuant to clause (i) above, is less than the Estimated Net Working Capital, then the Seller shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to the Buyer such deficiency by wire transfer of immediately available funds to an account or accounts designated by the Buyer.
          (c) Preparation of Closing Statement. The Closing Statement (and all calculations of Current Assets, Current Liabilities and Net Working Capital) shall be prepared and calculated in accordance with the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied by the Corporation in preparing the Interim Financial Statements (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Interim Financial Statements), except that the Closing Statement (and all calculations of Current Assets, Current Liabilities and Net Working Capital) shall: (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) be based on facts and circumstances as they exist on the Closing Date and shall exclude the effect of any act, decision or event occurring on or after the Closing; (iii) include the same line items included in the Interim Financial Statements; (iv) not include any cash, or the application of such cash, wired to the Company on the Closing Date by the Buyer; and (v) not include any deduction for any Selling Expenses, provided however, the accrual for taxes payable shall be net of a reduction equal to $823,080 resulting from the payment of Employee Bonuses concurrently with the Closing.
          (d) Cooperation. Following the Closing, the Buyer shall, and shall use commercially reasonable efforts to cause the Corporation and its officers, employees, consultants, accountants and agents to, cooperate fully with the Seller and its accountants in connection with its review of the Closing Statement and the preparation of the Objection Statement and to provide any information reasonably requested by the Seller and its accountants in connection therewith or in connection with resolving any Objection Dispute.
     1.4 Escrow. Pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Funds shall be available to the Buyer upon the proper exercise of its indemnification rights hereunder, and otherwise payable to the Seller. The Escrow Funds will be held and disbursed by the Escrow Agent solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Funds will be held as a trust fund and will not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party.
     1.5 Selling Expenses. The Seller has delivered to the Buyer a true and correct calculation of the Selling Expenses attached hereto as Schedule B (the “Statement of Selling Expenses”).

ARTICLE II
THE CLOSING AND TRANSFER OF STOCK
     2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), shall occur at the offices of McDermott Will & Emery LLP, in Chicago, Illinois, commencing at 10:00 a.m. Eastern Standard Time, on the second (2nd) Business Day following the satisfaction or waiver of all conditions set forth in Article VII (other than conditions with respect to actions the respective Parties will take at the Closing itself) or at such other time or place as may be mutually agreed upon by the Parties (the “Closing Date”). The transactions contemplated hereby shall be effective as of 11:59 p.m. on the Closing Date.
     2.2 Closing Actions. At the Closing:
          (a) The Buyer shall:
               (i) deliver to the Seller the Estimated Purchase Price, less the Escrow Funds;
               (ii) deliver an amount equal to the Escrow Funds to the Escrow Agent, pursuant to the provisions of the Escrow Agreement;
               (iii) deliver to all lenders or other creditors of the Company, on behalf of the Company, and for their accounts, via wire transfer of immediately available funds to such bank accounts as are designated by such lenders or other creditors, any amounts necessary to pay off all Indebtedness outstanding as of the Closing Date, but immediately prior to the Closing (the “Indebtedness Payments”). The Indebtedness Payments are set forth on Section 2.2(a)(iii) of the Disclosure Schedules. For each instrument of Indebtedness fully repaid, Seller or the Corporation (pre-Closing), as applicable, will cause all lenders thereof to surrender at Closing and cancel all instruments evidencing such Indebtedness and obtain the release or termination of all security interests and guarantees relating thereto and the authorization for the Company to terminate on behalf of such lenders all UCC financing statements filed in connection therewith.
               (iv) deliver to all third parties, on behalf of Seller and the Corporation, and for their accounts, via wire transfer of immediately available funds to such bank and accounts as are designated by such third parties, any amounts necessary to pay the Selling Expenses pursuant to the Statement of Selling Expenses (but not the Employee Bonuses to Company employees, which shall instead be paid by the Company at the Closing);
               (v) deliver to the Seller: (a) a copy of the charter of the Buyer, certified by the Secretary of State of the State of Delaware, dated as of a date no more than five (5) business Days prior to the Closing Date; (b) a certificate of good standing from the State of Delaware, and each jurisdiction in which it is duly qualified to transact business, dated as of a date no more than five (5) business Days prior to the Closing Date; and (c) a copy of the

Buyer’s bylaws and certificate of incorporation, with all amendments thereto, certified by the Buyer’s secretary; and
               (vi) deliver to the Seller copies of the resolutions or written consents duly adopted by the Buyer’s board of directors, certified by the Buyer’s secretary, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.
          (b) The Seller shall:
               (i) deliver to the Buyer stock certificates representing the Stock endorsed in blank and accompanied by stock powers executed in blank;
               (ii) deliver to the Buyer the resignations, effective as of the Closing, of each director and officer of the Corporation, other than Marc Simon;
               (iii) deliver to the Buyer the Pay Off Letters;
               (iv) deliver to the Buyer all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Corporation, if not already located on the premises of the Corporation;
               (v) deliver to the Buyer: (a) a copy of the certificate of incorporation of the Corporation, certified by the Secretary of State of the State of Delaware dated as of a date no more than five (5) Business Days prior to the Closing Date; (b) a certificate of good standing from the State of Delaware and each jurisdiction in which it is duly qualified to transact business dated as of a date no more than five (5) Business Days prior to the Closing Date; and (c) a copy of the Corporation’s bylaws, with all amendments thereto, certified by the Corporation’s secretary;
               (vi) deliver to the Buyer copies of the resolutions or written consents duly adopted by the Seller’s board of managers, certified by the Seller’s secretary, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and
               (vii) deliver to the Buyer a legal opinion from McDermott Will & Emery LLP.
          (c) Buyer shall have also received the following:
               (i) employment agreements between the Corporation and Marc Simon;

               (ii) a nonsolicitation agreement executed by the Buyer, the Seller, the Company and H.I.G. Capital, LLC, dated the date hereof; and
               (iii) a guaranty executed by Halo Acquisition Corp. dated the date hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Seller that, as of the date hereof and as of the Closing Date:
     3.1 Status. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     3.2 Power and Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts or proceedings required to be taken by the Buyer to authorize the execution and delivery of this Agreement and the performance of the Buyer’s obligations hereunder have been properly taken.
     3.3 Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and general equitable principles.
     3.4 No Violations; Consents and Approvals. The execution and delivery of this Agreement by the Buyer, and the consummation by it of the transactions contemplated hereby will not: (a) violate any provision of the organizational documents of the Buyer; (b) violate any material law, statute, ordinance, rule or regulation of any Governmental Authority applicable to, binding upon or enforceable against the Buyer; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract to which the Buyer is a party or bound; (d) result in the creation or imposition of any Lien upon any of the material property or material assets of the Buyer; or (e) other than compliance with the HSR Act, require the consent or approval of any Governmental Authority.
     3.5 Brokers. The Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Seller may be liable.

     3.6 Availability of Funds. The Buyer has immediately available funds sufficient to enable it to pay the Purchase Price and all other amounts payable by it in connection with this Agreement and the transactions contemplated hereby.
     3.7 Investment Representation. The Buyer is acquiring the Stock for its own account with the present intention of holding the Stock for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Buyer acknowledges that the offering and sale of the Stock as contemplated by this Agreement are intended to be exempt from registration under the Securities Act, pursuant to Section 4(2) of the Securities Act, and may not be resold by the Buyer except pursuant to an effective registration statement under the Securities Act or an exemption from registration thereunder and pursuant to registration or qualification (or exemption therefrom) under applicable state securities laws.
     3.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and assuming that all of the representations and warranties made in this Agreement by the Seller are true and correct, to Buyer’s knowledge the Buyer and the Corporation shall (a) be able to pay their respective debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Corporation.
     3.9 Knowledge. Except for the facts disclosed under Section 4.9 of the Disclosure Schedules, as of the Closing, neither I. Joseph Massoud, Elias Sabo, Patrick Maciariello nor any director of the Buyer has actual knowledge of any facts or circumstances that would form the basis of, or give rise to, any claim against the Seller or its Affiliates under Article VI of this Agreement or otherwise related to the transactions consummated as a result of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Buyer that, as of the date hereof:
     4.1 Corporate Status. Each of the Seller and the Corporation is duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Corporation is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its properties and the conduct of its business as now conducted require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. There is no pending or threatened proceeding for the merger, consolidation, dissolution, liquidation, insolvency or rehabilitation of the Corporation.

The copies of the certificate of incorporation and bylaws of the Corporation as provided to the Buyer are true, accurate and complete in all respects and reflect all amendments made through the date of this Agreement.
     4.2 Power and Authority. The Seller has all limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All limited liability company acts or proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and the performance of the Seller’s obligations hereunder have been properly taken.
     4.3 Enforceability. This Agreement has been duly authorized, executed and delivered by the Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and general equitable principles.
     4.4 Capitalization; Stock Ownership. Section 4.4 of the Disclosure Schedule sets forth, with respect to the Corporation, (a) the number of authorized shares of each class of its capital stock; and (b) the number of issued and outstanding shares of each class of its capital stock. All of the shares of Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) were issued in compliance with all applicable state and federal securities laws. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Corporation to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). No person has any right of first refusal or similar right with respect to the Stock. The Corporation is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. The Seller is the sole record and beneficial holder of all issued and outstanding shares of capital stock of the Corporation and the Stock is free and clear of all Liens and Restrictions.
     4.5 Subsidiaries. The Corporation does not own, directly or indirectly, the outstanding voting or non-voting equity of any other Person.
     4.6 No Violation; Consents and Approvals. Except as set forth on Section 4.6 of the Disclosure Schedule, the execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby will not: (a) violate any provision of the organizational documents of the Seller or of the Corporation; (b) violate material any law, statute, ordinance, rule or regulation of any Governmental Authority applicable to, binding upon or enforceable against Seller or the Corporation; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract, other than with respect to those agreements relating to the Pay Off Letters; (d) result in the creation or imposition of any Lien upon any of the material property or material assets of the Corporation; or (e) require the consent or approval of any Governmental Authority.

     4.7 Financial Statements. Attached as Section 4.7 of the Disclosure Schedule are copies of (a) the audited consolidated financial statements of the Corporation as of and for the period from May 14, 2003 to December 31, 2003 and as of and for the one-year periods ended on December 31, 2004 and December 31, 2005, including the notes thereto (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheet and income statement of the Corporation as of and for the twelve month period December 31, 2006 (the “Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto) fairly present in all material respects the financial position of the Corporation at each of the balance sheet dates and the results of operations and, in the case of the Audited Financial Statements, cash flows, for each of the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved, except that the Interim Financial Statements do not reflect year-end adjustments and do not contain footnote disclosures.
     4.8 Absence of Certain Developments. Except as contemplated or permitted by this Agreement or as set forth on Section 4.8 of the Disclosure Schedule, since the date of the Interim Financial Statements:
          (a) the Corporation has not mortgaged, pledged or subjected to any material Lien, any material portion of the Corporation’s assets, taken as a whole, expect Permitted Liens;
          (b) the Corporation has not sold, assigned or transferred any material portion of the Corporation’s tangible assets or Intellectual Property, taken as a whole, in each case except in the ordinary course of business;
          (c) the Corporation has not issued, sold or transferred any of its capital stock or other equity securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or other bonds or debt securities;
          (d) there has not occurred any change or event that has resulted in, or would reasonably be expected to have, a Material Adverse Effect;
          (e) the Corporation has not incurred any debts or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the ordinary course of business;
          (f) the Corporation has not discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown in the Interim Financial Statements and current liabilities incurred from and after the Interim Financial Statements, in each case in the ordinary course of business;
          (g) the Corporation has not canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the ordinary course of business;

          (h) the Corporation has not entered into any transaction (other than as contemplated by this Agreement) or otherwise committed or obligated itself to any capital expenditure, other than in the ordinary course of business;
          (i) the Corporation has not made any change in its accounting methods, principles or practices;
          (j) the Corporation has not made or suffered any amendment or termination of any Material Contract;
          (k) the Corporation has not paid, or agreed to pay, any increase in compensation payable or to become payable (including any bonus or commission formula) of any kind to any employee, officer, director or consultant;
          (l) the Corporation has not changed or suffered any change in any benefit plan or labor agreement affecting any employee of the Corporation otherwise than to conform to applicable laws;
          (m) the Corporation has not entered into any transaction with Seller or any Affiliate of Seller;
          (n) the Corporation has not failed to pay or perform any of its obligations when and to the extent due other than pursuant to a good faith defense or right of setoff;
          (o) the Corporation has not experienced any termination of employment (whether voluntary or involuntary) of (i) any key employee employed by the Corporation, or (ii) any key independent contractor engaged by the Corporation; and
          (p) the Corporation has not committed or agreed to any of the foregoing.
     4.9 Litigation. Except as set forth on the Section 4.9 of the Disclosure Schedule, (a) there are no (and during the past year there have been no) claims, actions, suits, arbitrations or proceedings or investigations (collectively, “Actions”) pending or, to the Seller’s Knowledge, threatened in writing against the Corporation, at law or in equity, before or by any Governmental Authority, arbitrator or mediator. In the opinion of the Seller, there are no Actions where there is a reasonable prospect of a determination adverse to the Corporation and which, if adversely determined to the Corporation, would have a Material Adverse Effect. The Corporation is not subject to any outstanding judgment, order or decree of any Governmental Authority which relate specifically to the Corporation.
     4.10 Environmental Matters. Except as set forth on Section 4.10 of the Disclosure Schedule:
          (a) The Corporation is in compliance in all material respects with all Environmental Laws.

          (b) The Corporation has not, within the past two (2) years, received any written notice of violation of Environmental Laws or any liability arising under Environmental Laws, including any investigatory, remedial or corrective obligation, relating to the Corporation or its facilities, the subject of which is unresolved.
          (c) The Corporation has not generated, processed, produced, stored, treated, transported, Released or disposed of any Hazardous Materials at, in, on, under, about or from the Leased Real Property (including facilities previously leased or owned by the Corporation or any other business the stock or net assets of which have been acquired by the Corporation) or at any other location except in material compliance with all applicable Environmental Laws. To the Knowledge of the Seller, without investigation, there are no above-ground or underground storage tanks or electrical equipment containing PCB’s or any friable asbestos-containing materials on any of the Leased Real Property (including facilities previously leased or owned by the Corporation or any other business the stock or net assets of which have been acquired by the Corporation), except in material compliance with all applicable Environmental Laws.
          (d) The Corporation has provided to Buyer copies of all reports in its possession of environmental compliance audits, environmental assessments, environmental inspection reports, and correspondence with or submissions to Governmental Authority under Environmental Laws, in each case in connection with the operation of the Corporation’s business or the Leased Real Property.
          (e) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.10 constitute the sole and exclusive representations and warranties of the Seller with respect to matters directly or indirectly relating to, or arising out of any environmental, health or safety Laws, including any Environmental Laws.
     4.11 Title to Properties.
          (a) Except as set forth on Section 4.11(a) of the Disclosure Schedule, the Corporation has good, valid and marketable title to, or a valid and enforceable leasehold interest in (or other valid and enforceable right to use), all of the tangible personal property and assets owned by it or shown to be owned by it on the Interim Financial Statements, free and clear of all Liens, except for Permitted Liens or assets disposed of in the ordinary course of business since the date of the Interim Financial Statements.
          (b) The real property demised by the leases described on Section 4.11(b)(i) of the Disclosure Schedule (the “Leased Real Property”) constitutes all of the real property leased by the Corporation. Except as set forth on Section 4.11(b)(ii) of the Disclosure Schedule, the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws. The Corporation has made available to the Buyer complete and accurate copies of each of such leases. The Corporation is not in default in any material respect under any of such leases.
          (c) The Corporation does not own any real property.

          (d) The Corporation has not received any pending written notice from any landlord or sublandlord or any of their respective agents of the termination of any such leases. The Corporation has not subleased, assigned or transferred any of its rights with respect to the Leased Real Property, nor has the Corporation entered into any agreement to do so.
          (e) The Leased Real Property is supplied with utilities and other services necessary for the operation of the business conducted by the Corporation. No portion of the Leased Real Property is subject to any pending condemnation or other proceeding by any Governmental Authority, and to the Seller’s Knowledge, there is no threatened condemnation or other proceeding with respect thereto. There are no (i) contracts or other agreements, written or oral, to which the Corporation is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Leased Real Property or (ii) parties (other than the Corporation) in possession of the Leased Real Property.
     4.12 Compliance with Laws. The Corporation is in compliance, in all material respects, and to Seller’s Knowledge, has been in compliance, in all material respects, with all material applicable laws, regulations and orders of any Governmental Authority since December 31, 2003 (“Laws”). Since December 31, 2003, the Corporation has not been cited, fined or otherwise notified in writing of any material failure to comply with any Laws, regulations or orders.. To Sellers’ Knowledge, there are no facts that are reasonably likely to give rise to any violation by the Corporation of any Law, except in such cases where such violation would not have a Material Adverse Effect.
     4.13 Labor and Employment Matters.
          (a) The Corporation has made available to Buyer the name and current rate of compensation of all employees of the Corporation as of January 1, 2007 including (i) base salary (ii) bonus arrangements, (iii) commission arrangements, and (iv) the date on which the most recent salary increase went into effect. Except as disclosed on Section 4.13 of the Disclosure Schedules, the Corporation has not agreed in writing to increase the current compensation level of any of its officers, directors or employees. The Corporation is not a party to or bound by any collective bargaining agreement, and to the Seller’s Knowledge there has been no organized effort by any labor union during the two (2) years prior to the date of this Agreement to organize any employees of the Corporation into one (1) or more collective bargaining units. There is no pending or, to the Knowledge of the Seller, threatened strike or organized work stoppage involving the employees of the Corporation. To the Knowledge of Seller, as of the date of this Agreement, no executive or group of key employees has any plans to terminate his, her or their employment with the Corporation as a result of the transactions contemplated hereby, .
          (b) Except as set forth on Section 4.13 of the Disclosure Schedules, the Corporation does not have any unfair labor practice charge or complaint or other proceeding pending or, to Sellers’ Knowledge, threatened against it before the National Labor Relations Board or similar authority, or any pending arbitrations, grievances, suits or administrative proceedings before any Governmental Authority relating to labor or employment matters involving any Employees. Section 4.13 of the Disclosure Schedules sets forth all written claims, written grievances, proceedings, disputes, governmental investigations or administrative proceedings of any kind against the Corporation regarding its employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.
          (c) The Corporation has classified all individuals who perform or who have performed services for them correctly under each Plan, ERISA, the Code and other applicable law as common law employees, independent contractors or leased employees.
     4.14 Employee Benefit Plans.
          (a) Except as set forth on Section 4.14 of the Disclosure Schedule, with respect to employees of the Corporation, the Corporation does not maintain or contribute to any “pension plans” (as such term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”) or “welfare plans” (as such term is defined under Section 3(1) of ERISA) (the “Welfare Plans”). The Pension Plans and the Welfare Plans are collectively referred to as the “Plans.” Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that has received a notification letter from the Internal Revenue Service. The Plans comply in form and in operation, in all material respects, with the requirements of the Code, ERISA and all applicable laws.
          (b) With respect to the Plans, all required contributions have been made or properly accrued, in all material respects.
          (c) The Corporation has made available to the Buyer true and complete copies of: (i) plan documents, amendments and related trust agreements; (ii) the most recent determination letter received from the Internal Revenue Service regarding the Plans or notification letter from the Internal Revenue Service if a Plan is a prototype plan; and (iii) the latest financial statements for the Plans.
          (d) The Corporation is not a party to, and the Corporation would not be expected to have any material liability with respect to, any pension plan or welfare benefit plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
          (e) The Corporation has no material liability with respect to any pension plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code.
          (f) Except as would not result in material liability to the Corporation, all applicable reporting, disclosure, fiduciary and tax qualification requirements under ERISA and the Code have been fully and timely satisfied in all material respects with respect to each of the Plans. The Corporation has filed or caused to be filed with the Internal Revenue Service annual reports on form 5500 or 5500C/R, as applicable, for each of the Plans for all years and periods for which such reports were required to by filed by the Corporation. Except as would not result in material liability to the Corporation, all statements and disclosures made on documents or forms filed or distributed pursuant to the applicable reporting and disclosure requirements under ERISA and the Code have been true and complete in all respects and all such documents have been filed or distributed timely. None of the Plans has been assessed any material excise tax liability.
          (g) To Seller’s Knowledge: (i) no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the Plans for which no statutory, class or other exemption exists and which could reasonably be expected to result in material liability to the Corporation; (ii) no civil or criminal action brought pursuant to part 5 of Title I of ERISA is pending or is threatened in writing or orally against any fiduciary who is an employee or director of the Corporation; (iii) no civil or criminal action brought pursuant to part 5 of Title I of ERISA is pending or is threatened in writing or orally against any fiduciary who is not an employee or director of the Corporation; and (iv) no fiduciary violations, as described in Section 404 of ERISA, have occurred with respect to which the Corporation could reasonably be expected to have any material present or future liability or obligation. Except as required by applicable law, and except as could not reasonably be expected to result in material liability to the Corporation, each of the Plans is, and has been, operated and administered substantially in accordance with its terms.
          (h) Except as could not reasonably be expected to result in material liability to the Corporation, none of the Plans maintained by the Corporation provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits or has any obligation under any plan that provides such benefits, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA or any similar applicable state law.
     4.15 Tax Matters.
          (a) The Corporation has filed all material Tax Returns which are required to be filed by it (taking into account any extensions of time to file which have been duly perfected). Except as set forth on Section 4.15 of the Disclosure Schedule, all Taxes shown as owing by the Corporation on all such Tax Returns have been fully paid or properly accrued. All such Tax Returns are true and correct in all material respects, the provision for Taxes on the Interim Financial Statements is sufficient, in all material respects, for all accrued and unpaid Taxes as of the date thereof; and all material Taxes which the Corporation is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued, in all material respects. Except as set forth on Section 4.15 of the Disclosure Schedule, the Corporation is not, and not been, a party to any Tax allocation, Tax sharing, Tax indemnity, Tax reimbursement agreement or arrangement, and has not been subject to any audit relating to Taxes, in the past six (6) years. The Corporation is not liable for the Taxes of any other Person as a transferee or successor, by contract or otherwise. The Corporation is not liable for the Taxes of any other Person (other than any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Corporation. The Corporation is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section § 280G of the Code (or any corresponding provision of state, local or foreign Tax law) in connection with the transactions contemplated by this Agreement.
          (b) The Corporation is not a party to any action or proceeding for assessment or collection of Taxes and no such action or proceeding has been asserted in writing. No waiver or extension of any statute of limitations which has been executed by the Corporation is in effect with respect to Taxes of the Corporation. There is no outstanding power of attorney authorizing anyone to act on behalf of the Corporation in connection with a Tax liability, Tax Return or proceeding relating to a Tax, and there is no outstanding closing agreement, ruling request, request to change a method of accounting, subpoena or request for information with or by any taxing authority with respect to the Corporation. The Corporation is not, nor has it ever been, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code.
     4.16 Insurance. Section 4.16 of the Disclosure Schedule lists each insurance policy maintained by the Corporation, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, all premiums due thereon has been paid, and the Corporation is not in material breach or material default thereunder.
     4.17 Licenses and Permits.
          (a) The Corporation possesses, and is in compliance in all material respects with, all material licenses, permits, certificates, authorizations, rights and other approvals of Governmental Authorities (collectively, “Permits”) necessary to (i) occupy, maintain, operate and use the Leased Real Property as it is currently used and (ii) conduct its business as currently conducted. Section 4.17 of the Disclosure Schedules contains a true and complete list of all Permits.
     4.18 Affiliated Transactions. Except as set forth on Section 4.18 of the Disclosure Schedule, no officer, director, stockholder or Affiliate of the Corporation or, to the Seller’s Knowledge, any individual in such officer’s, director’s or stockholder’s immediate family or their Affiliates is a party to any material contract (other than employment agreements) with the Corporation or has any material interest in any material property used by the Corporation.
     4.19 Material Contracts. Section 4.19 of the Disclosure Schedule sets forth a list of all Contracts, including all amendments and supplements thereto, to which the Corporation is a party bound, or by which the Corporation is bound, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):
          (a) all Contracts or group of related Contracts with the same party for the purchase of products or services (other than purchase orders entered into in the ordinary course of business), under which the Corporation reasonably may be expected to purchase One Hundred Thousand Dollars ($100,000) or more of products or services during the twelve (12) months from the Closing Date and which cannot be terminated on less than one hundred twenty one (121) days notice without penalty;

          (b) any Contracts (other than purchase orders providing for sales of products in the ordinary course of business) with any Material Customer or Material Supplier;
          (c) all employment Contracts pursuant to which the annual base salary for an employee is greater than One Hundred Thousand Dollars ($100,000) and any Contracts with employees containing severance, noncompetition, or proprietary rights provisions;
          (d) all personal property leases involving payment obligations over the remaining term of the lease in excess of One Hundred Thousand Dollars ($100,000) and all capitalized leases;
          (e) all licenses and agreements pursuant to which the Corporation uses Intellectual Property that is material to the operation of the business (other than off-the-shelf software subject solely to “shrink-wrap” or non-negotiable licenses);
          (f) all material Contracts with state, federal, local, or other governmental entities; and
          (g) all Contracts (or group of related Contracts) under which the Corporation has created, incurred, assumed, or guaranteed any indebtedness for borrowed money (other than Contracts relating to Indebtedness Payments).
          (h) any agreement pursuant to which the Corporation leases, subleases, occupies or otherwise uses any real property;
          (i) any agreement that creates a partnership or joint venture;
          (j) any agreement that restricts the Corporation from engaging, or competing with any Person, in any line of business in any geographic area or restricts the Corporation from soliciting certain employees;
          (k) all contracts relating to the issuance or ownership of any equity securities, or securities convertible into or exchangeable for equity securities, of the Corporation or the granting of registration rights with respect thereto;
          (l) all contracts for the sale or purchase of any material asset, property or right of the Corporation (other than in the ordinary course of business), or for the grant of any options or preferential rights to purchase any such asset, property or right, provided the obligations under such contracts have not been fully performed;
          (m) all contracts which provide for earn-outs or similar contingent obligations;
Seller has made available to Buyer a true and correct copy of each written Material Contract prior to the date hereof. Neither the Corporation nor, to the Knowledge of the Seller, is any other party to any Material Contract is in material breach of, or in default under, any Material Contract.

     4.20 Intellectual Property. Section 4.20 of the Disclosure Schedule sets forth a complete list of all registered Intellectual Property and applications therefor owned by the Corporation. Except as set forth in Section 4.20 of the Disclosure Schedule: (a) the Corporation owns and possesses all right, title and interest in and to, or possesses the valid and enforceable right to use, all material Intellectual Property and applications therefor used in the material operation of the business of the Corporation as currently conducted; (b) during the two-year period prior to the date of this Agreement, the Corporation has not received any written notices of infringement or misappropriation from any third party with respect to the Corporation’s use of any Intellectual Property; (c) to the Knowledge of the Seller, no third party is materially infringing or misappropriating any registered Intellectual Property owned by the Corporation; and (d) to the Knowledge of the Seller, none of the Intellectual Property or products or methods of the business of the Corporation, as currently conducted, materially infringes upon any other Person’s Intellectual Property. Except as set forth on Section 4.20 of the Disclosure Schedule, no rights of the Corporation in and to the Intellectual Property of the Corporation will be affected by the consummation of the transactions contemplated hereby. Except as set forth on Section 4.20 of the Disclosure Schedule, the Corporation has not sold, transferred, assigned, licensed or subjected to any Lien any Intellectual Property or any interest therein.
     4.21 Customers and Suppliers.
          (a) Section 4.21(a) of the Disclosure Schedule sets forth a complete list of those suppliers that have provided raw materials, products, supplies or services to the Corporation at a cost to the Corporation of greater than Five Hundred Thousand Dollars ($500,000) during the twelve (12) months prior to the date of this Agreement (each a “Material Supplier”).
          (b) Section 4.21(b) of the Disclosure Schedule sets forth a complete list of the ten (10) largest customers of the Corporation, determined on an aggregate basis and measured by sales in calendar year 2006 (each a “Material Customer”).
          (c) Except as set forth on Section 4.21(c) of the Disclosure Schedule, since December 31, 2005, the Corporation has not received any written or (to the Knowledge of the Corporation) oral notice from any of Material Supplier or Material Customer stating that such customer or supplier will, or intends to, terminate (or reduce its respective annual volume with the Corporation by more than twenty percent (20%) percent from its 2006 annual volume) its relationship with the Corporation.
     4.22 No Brokers. Except with respect to the broker representing the Seller in this transaction, Lincoln International LLC, neither the Seller nor the Corporation have incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.
     4.23 Certain Business Practices. Neither the Corporation nor any directors or officers, agents or employees of the Corporation acting in activities in connection with the Corporation’s operations, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) made any contributions, payments or gifts constituting criminal bribery; or (d) accepted or received any illegal contributions, payments or gifts.
     4.24 Undisclosed Liabilities. Except as would not have a Material Adverse Effect, the Corporation does not have any liabilities, except for (a) liabilities reflected in the Financial Statements (including footnotes), and (b) liabilities which have arisen after the date of the Interim Financial Statements in the ordinary course of business (to the Knowledge of the Seller, none of which results from or arises out of any breach of contract, breach of warranty, tort, infringement or violation of law).
     4.25 Accounts Payable. The accounts payable of the Corporation reflected in the Interim Financial Statements or accrued since the date of the Interim Financial Statements arose from bona fide transactions in the ordinary course of business and have been determined in accordance with GAAP, consistently applied in accordance with the Corporation’s past custom and practice.
     4.26 Receivables. All accounts receivable reflected in the Interim Financial Statements and all accounts receivable of the Corporation accrued since the date of the Interim Financial Statements (the “Receivables”) are valid claims and resulted from the bona fide sale of inventory or services by the Corporation or represent other bona fide obligations in favor of the Corporation. The Receivables in the aggregate are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except for early payment discounts in the ordinary course of business and except to the extent reserved against the Receivables as reflected in the Closing Statement.
     4.27 Inventory. All of the inventory of the Corporation (including raw materials, work in progress and finished goods) reflected in the Interim Financial Statements and all Inventory purchased since the date of the Interim Financial Statements (the “Inventory”) is, except to the extent reserved against the Inventory consistent with past practice as shown on the Closing Statement, of such quality to be useable and saleable by the Corporation in the ordinary course of business.
     4.28 Bank Accounts. Section 4.28 of the Disclosure Schedule contains a list of all of the Corporation’s bank accounts, safe deposit boxes and the Persons authorized to draw thereon or have access thereto.
     4.29 Product Warranty; Product Liability. Except as set forth in Section 4.29 of the Disclosure Schedule, all products manufactured, serviced, distributed, sold or delivered by the Corporation in connection with its business have been manufactured, serviced, distributed, sold and/or delivered in conformity in all material respects with all applicable contractual commitments, all express warranties and other applicable legal requirements, and the Corporation does not have any legally binding liability for replacement or repair thereof or other damages in connection therewith outside of the ordinary course of business, except to the extent of any reserve for product warranty claims set forth in the Interim Financial Statements or Closing Statement. Except as would not have a Material Adverse Effect, the Corporation does not have any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, processed, sold or delivered by the Corporation.
     4.30 Knowledge. As of the Closing, none of Seller, Marc Simon nor H.I.G. Capital LLC, has actual knowledge of any facts or circumstances that would form the basis of, or give rise to, any claim against the Buyer or its Affiliates under Article VI of this Agreement or otherwise related to the transactions consummated as a result of this Agreement.
Except for the representations and warranties set forth in this Article IV, (a) neither the Seller, the Corporation, nor any other Person are making any other representations or warranties, written or oral, statutory, express or implied, with respect to the Corporation or its business, operations, assets, stock, liabilities, condition (financial or otherwise) or prospects, and (b) the Buyer hereby expressly waives any representation or warranty, express, implied, at common law, by statute or otherwise relating to the accuracy or completeness of any information, data or other materials (written or oral) heretofore furnished to the Buyer, and the Buyer is solely relying on the representations and warranties made in this Article IV.
ARTICLE V
POST-CLOSING COVENANTS
     5.1 Further Assurances. From and after the Closing, upon the reasonable request of the other Party, each Party shall execute, acknowledge and deliver all such further documents as may be required to carry out the transactions contemplated by this Agreement.
     5.2 Transfer Taxes. The Buyer will pay, and will indemnify and hold the Seller harmless against, any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Corporation as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. The Seller agrees to cooperate with the Buyer in the filing of any returns with respect to the Transfer Taxes, including reasonably promptly supplying any information in the Seller’s possession that is reasonably necessary to complete such returns.
     5.3 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Corporation, each Party will cooperate with the other Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor below).
     5.4 Director and Officer Liability and Indemnification. For or covering a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Corporation to, amend, repeal or modify any provision in the Corporation’s certificate of incorporation or bylaws

(or other organizational documents) relating to the exculpation or indemnification of any officers and directors (unless required by law), it being the intent of the Parties that the officers and directors of the Corporation shall continue to be entitled to such exculpation and indemnification to the full extent of the law. Buyer intends to permit the Seller to remain on the Corporation’s existing D&O insurance policy through the current term of said policy; provided that Seller shall be responsible for any deductible payable with respect to its claims. To the extent the Corporation’s insurer refuses to allow the Seller to continue as an insured on said policy, Seller shall retain its own separate policy at Seller’s cost.
     5.5 Access to Books and Records. From and after the Closing, the Buyer shall, and shall cause the Corporation to, provide the Seller and its authorized representatives with reasonable access (for the purpose of examining and copying at the Seller’s expense), during normal business hours, to the books and records of the Corporation with respect to periods prior to the Closing Date. Unless otherwise consented to in writing by the Seller, the Buyer shall not permit the Corporation, for a period of five (5) years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Corporation, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Seller and offering to surrender to the Seller such books and records or such portions thereof.
     5.6 Employee Benefits. For all purposes under the employee benefit plans of the Buyer providing benefits after the Closing Date, each employee who is as of the Closing Date an employee of the Corporation shall be credited with his or her years of service with the Corporation before the Closing Date, to the same extent as such employee was entitled, before the Closing Date, to credit for such service under any similar Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (a) each employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Purchaser and its Affiliates for the benefit of employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable Plan in which such employee participated immediately before the Closing Date (such Plans, collectively, the “Old Plans”), and (b) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any employee, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and the Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Such New Plans shall contain benefits at least as favorable as the benefits provided in the Old Plans.
     5.7 Investment Intent of the Buyer. The Buyer agrees that the certificates representing the Stock may bear legends to the effect that the Stock has not been registered under the Securities Act or such other state securities laws.

     5.8 Responsibility for Filing Tax Returns. The Corporation shall prepare all Tax Returns that are due to be filed for the Corporation after Closing for the 2006 tax year (the “Final Tax Returns”). Such Final Tax Returns shall be prepared in accordance with applicable law and, to the extent not inconsistent with applicable law, the custom and past practice of the Corporation in preparing its Tax Returns. To the extent a Final Tax Return is an income Tax Return, the Corporation will deliver such Final Tax Return to the Seller no later than forty-five (45) days prior to the due date of such Final Tax Return, taking into account applicable extensions, for the Seller’s review and comment. The Seller shall have the right to review and comment on each Final Tax Return prior to the filing of such Final Tax Return. The Seller and Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Final Tax Return, and mutually to consent to filing as promptly as possible each Final Tax Return provided that if the Seller and Buyer are unable to resolve any such issue within fifteen (15) days after any Final Tax Return is submitted to the Seller, the dispute shall be submitted to the Independent Accountant for resolution in accordance with Section 1.3. Buyer shall timely file, or cause the Corporation to file, each Final Tax Return prepared under this Section 6.6(a) and pay, or cause the Corporation to pay, the Tax shown thereon.
     5.9 Change of Seller’s Name. Promptly following the Closing, the Seller shall change its name to a name which does not contain “Halo” or “HA-LO” or similar derivative name and shall file articles of amendment with the Secretary of State of the State of Delaware to effect such name change.
ARTICLE VI
SURVIVAL; INDEMNIFICATION
     6.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement shall survive the Closing as follows:
          (a) all covenants contained in this Agreement shall survive the Closing until fully performed;
          (b) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 4.1, 4.2, 4.3, 4.4, 4.5, 4.10 and 4.22 shall not terminate (collectively, the “Fundamental Representations and Warranties”);
          (c) the representations and warranties contained in Section 4.15 shall terminate and be of no further force and effect on the date that is thirty (30) days after expiration of the applicable statute of limitations; and
          (d) all other representations and warranties contained in this Agreement shall terminate and be of no further force and effect on the date that is eighteen (18) months after the Closing Date.
No claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty and covenant set forth above, except to the extent such claim involves fraud committed by the Seller or the Corporation; provided that if the Buyer or the Seller, as applicable, delivers written notice to the other Party of an indemnification claim for a breach of the representation, warranties and warranties (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until resolved or judicially determined.
     6.2 Indemnification Provisions for Benefit of the Buyer.
          (a) Subject to the terms, conditions and limitations provided herein, in the event the Seller breaches any of the representations, warranties or covenants contained herein, and, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 8.1 below within the applicable survival period set forth in Section 6.1, then the Seller agrees to indemnify the Buyer, the Corporation (post-Closing) and their respective successors, assigns, directors, officers and agents (the “Buyer Parties”) from and against any Losses incurred by the Buyer Parties as a result of such breach; provided, however, that (a) except with respect to the breach of any of the Fundamental Representations and Warranties or, except to the extent such claim involves fraud committed by the Seller or the Corporation, the Seller shall not have any obligation to indemnify the Buyer from and against any such Losses until the aggregate amount of indemnifiable Losses suffered by the Buyer Parties by reason of all such breaches exceeds $345,000 (the “Deductible”) (after which the Seller will only be obligated to indemnify the Buyer Parties from and against indemnifiable Losses in excess of the Deductible); (b) except with respect to the breach of any of the Fundamental Representations and Warranties, or, except to the extent such claim involves fraud committed by the Seller or the Corporation, the Seller’s aggregate liability for indemnification under this Agreement shall not exceed $4,600,000 (the “Cap”) (after which point the Seller will have no obligation to indemnify Buyer from and against further such Losses); (c) the Seller shall have no liability to indemnify Buyer Parties for any Losses to the extent reflected or reserved for in the calculation of Net Working Capital or on the Financial Statements.
          (b) Notwithstanding Section 6.2(a) above, provided that the Buyer makes a written claim for indemnification against any of the Seller pursuant to Section 8.1 below within the applicable survival period set forth in Section 6.1, the Seller agrees to indemnify the Buyer Parties from and against any Losses incurred by the Buyer Parties as a result of the matters described on Schedule 4.9 (“Schedule 4.9 Losses”) without regard to the Deductible. The Schedule 4.9 Losses shall not be included in determining whether the Deductible has been utilized or exhausted. The Seller’s aggregate liability for Schedule 4.9 Losses shall not exceed the Cap, and shall be included in determining whether and the extent to which the Cap has been exhausted.
     6.3 Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches any of its representations, warranties or covenants contained herein, and, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 8.1 below within the applicable survival period set forth in Section 6.1, then the Buyer agrees to indemnify the Seller from and against any Losses incurred by the Seller as a result of such breach; provided, however, that (a) except with respect to the breach of any of the Fundamental Representations and Warranties or except to the extent such claim involves fraud by Buyer, the

Buyer shall not have any obligation to indemnify the Seller from and against any such Losses until the aggregate amount of indemnifiable Losses suffered by the Seller by reason of all such breaches exceeds the Deductible (after which the Buyer will only be obligated to indemnify the Seller from and against indemnifiable Losses in excess of the Deductible); and (b) except with respect to the breach of any of the Fundamental Representations and Warranties, or except to the extent such claim involves fraud by Buyer, the Buyer’s aggregate liability for indemnification under this Agreement shall not exceed the Cap (after which point the Buyer will have no obligation to indemnify Seller from and against further such Losses).
     6.4 Matters Involving Third Parties.
          (a) If a claim by a third Person is made against a Party (an “Indemnified Party”) (other than a claim involving Taxes, which shall be controlled solely by Buyer, and if such party intends to seek indemnity with respect thereto in accordance with this Article VI, such Indemnified Party shall promptly notify the other Party (the “Indemnitor”) in writing of such claim, setting forth in reasonable detail the claim, the facts giving rise to such claim and/or references to the provisions of this Agreement pursuant to which such claim for indemnification was made (the “Third Party Notice”)), provided, that the failure to provide a Third Party Notice shall not relieve or otherwise affect the obligation of the Indemnitor to provide indemnification hereunder, except to the extent that any Losses directly resulted or were caused by such failure or the ability of the Indemnitor to mitigate damages or defend against the indemnifiable claim is prejudiced thereby. The Indemnitor shall have thirty (30) calendar days (or before the date that is five (5) days before the required response date (provided notice is given at least ten (10) days prior to the required response date), if the claim requires a response before the expiration of such thirty (30) day period) after receipt of a Third Party Notice to provide written notice (the “Control Notice”) to the Indemnified Party that the Indemnitor will undertake to conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. If a Control Notice is delivered, the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense (which expense shall not constitute part of any Loss that is the subject of indemnity under this Article VI). If the Indemnitor does not notify the Indemnified Party within thirty (30) calendar days (or before the date that is five (5) days before the required response date (provided notice is given at least ten (10) days prior to the required response date), if the claim requires a response before the expiration of such thirty (30) day period) after receipt of a Third Party Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake, the defense of the claim, but shall not thereby waive any right to indemnity therefore. Notwithstanding the foregoing, the Indemnified Party shall upon notice to the Indemnitor assume control, through counsel of its own choosing, the settlement or defense of an indemnification claim if (i) the Indemnitor fails to diligently pursue such defense with customary care that a reasonably prudent person would exercise under the circumstances, (ii) the claim is by any Tax authority or criminal sanctions may result, (iii) the claimant seeks equitable relief against the Indemnified Party; or (iv) in the event the Indemnified Party is the Buyer, the third party is seeking damages which exceed the remaining Escrow Amount. The Party handling such defense shall pursue such defense with the customary care that a reasonably prudent person would exercise under the circumstances. If the Indemnitor decides not to undertake conduct and control of the settlement or defense of a claim, the Indemnitor may nonetheless participate in such settlement or defense through counsel chosen by such Indemnitor and paid at its own expense.
          (b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Indemnitor may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) the judgment or consent does not require the Indemnified Parties to admit any wrong-doing, does not involve any action by any Tax authority, does not provide the third party with any form of equitable relief against the Indemnified Parties and (ii) an unconditional term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or the consent to entry of a judgment with respect to, any claim.
          (c) In no event shall the assumption of control of the settlement or defense of a third party claim by an Indemnified Party constitute a waiver of any right to indemnity under this Article VI.
     6.5 Determination of Losses. The amount of any Loss subject to indemnification shall be reduced by the amounts of any Tax Benefits realized by the Indemnified Party on account of such Loss and any insurance proceeds actually received by the Indemnified Party in connection therewith; provided that, any Tax Benefit which is a reduction of Taxes shall be deemed realized for purposes of this Section 6.5 only when it is actually used (and not deferred) on a first-in, first-used basis, by the Indemnified Party to reduce the Indemnified Party’s Tax liability in the then current tax year; and provided further that any Tax Benefit which is a refund of Taxes shall be deemed realized only when it is received in cash or when it is applied to a future Tax liability by the Indemnified Party in the then current tax year. If the Indemnified Party realizes a Tax Benefit after an indemnification payment is made to it, the Indemnified Party shall promptly pay to the Indemnifying Party that made or directed such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is so realized by the Indemnified Party. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid. The Indemnified Party shall seek full recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the amount of the recovery shall be made promptly to the Indemnifying Party that made or directed and provided such indemnification payments to such Indemnified Party.
     6.6 Mitigation. The Indemnified Party shall, and is obligated to, use all reasonable efforts to mitigate to the fullest extent reasonably practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to the Indemnified Party for that portion of any such Loss which is caused by or corresponds to the Indemnified Party’s failure to comply with its mitigation obligations under this Section 6.6.

     6.7 Exclusive Remedy. The Buyer and the Seller acknowledge and agree that after the Closing the indemnification provisions in this Article VI shall be the exclusive remedy of the Buyer and the Seller with respect to the transactions contemplated by this Agreement. The first source of recovery and recourse for indemnification or other claims of the Buyer and its Affiliates related to this Agreement shall be from the recovery of amounts under the Escrow Agreement, subject to the terms of the Escrow Agreement, except with respect to the breach of any of the Fundamental Representations and Warranties, or except to the extent the breach involves fraud by the other Party or the Corporation. The Parties may not avoid the limitations on liability set forth in this Article VI by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Nothing in this Section 6.7 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 8.9.
     6.8 Third Party Beneficiaries. Each Indemnified Party is intended to be a third-party beneficiary of this Article VI.
ARTICLE VII
DEFINITIONS
     7.1 Defined Terms. As used herein, the following terms shall have the following meanings:
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Notwithstanding the foregoing, portfolio companies (other than the Seller) of H.I.G. Capital, L.L.C. and/or its Affiliates shall not be considered Affiliates of the Seller or the Corporation. Notwithstanding the foregoing, subsidiaries of Compass Diversified Trust and/or its Affiliates shall not be considered Affiliates of the Buyer or the Corporation.
     “Agreement” has the meaning forth in the Preamble.
     “Audited Financial Statements” has the meaning set forth in Section 4.7.
     “Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Buyer” has the meaning set forth in the Preamble.
     “Cap” has the meaning set forth in Section 6.2.
     “Closing” has the meaning set forth in Section 2.1.
     “Closing Date” has the meaning set forth in Section 2.1.
     “Closing Statement” has the meaning set forth in Section 1.3(b)(i).

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” has the meaning set forth in Section 5.8.
     “Contract” means any contract or other legally binding agreement (whether written or oral).
     “Corporation” has the meaning set forth in the Recitals.
     “Current Assets” means the sum of the book value of (a) accounts receivable; (b) cash and cash equivalents; (c) inventory; (d) prepaid expenses; (e) current portion of taxes receivables (and not any deferred tax assets); and (f) and other current assets of the Corporation.
     “Current Liabilities” means the sum of the book value of (a) accounts payable; (b) accrued expenses; (c) taxes payable; and (d) the current portion of long-term debt (excluding the current portion of any Indebtedness and any Selling Expenses included in determining the Estimated Purchase Price).
     “Deductible” has the meaning set forth in Section 6.2.
     “Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer on the date hereof regarding certain exceptions to the representations and warranties in Article IV hereof.
     “DOJ” has the meaning set forth in Section 5.3(b).
     “Employee Bonuses” means the bonus payments, set forth on Statement of Selling Expenses, payable to employees of the Corporation.
     “Environmental Laws” means all federal, state and local statutes and regulations and enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, control, or cleanup of any Hazardous Materials, substances or wastes.
     “ERISA” has the meaning set forth in Section 4.14(a).
     “Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.
     “Escrow Agreement” has the meaning set forth in the Recitals.
     “Escrow Funds” means an amount equal to [ten percent 10% of the Estimated Purchase Price].
     “Estimated Net Working Capital” has the meaning set forth in Section 1.3(a).

     “Estimated Purchase Price” has the meaning set forth in Section 1.3(a).
     “Financial Statements” has the meaning set forth in Section 4.7.
     “FTC” has the meaning set forth in Section 5.3(b).
     “Fundamental Representations and Warranties” has the meaning set forth in Section 6.1(a).
     “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
     “Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hazardous Material(s)” shall mean any substance that is (i) defined as a hazardous substance, hazardous material, hazardous waste, biohazardous materials, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
     “Indebtedness” means, of any Person at any date, without duplication, all: (a) indebtedness for borrowed money or funded debt (or any obligation issued in substitution for or in exchange thereof), (b) liabilities in respect of capitalized leases and liabilities secured by any Lien on property owned or acquired, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any indebtedness or other amounts owing to Seller or Seller’s Affiliates, (e) any interest, principal, prepayment penalty, fees, or expenses, to the extent due, or owing in respect of those items listed in clauses (a) through (d) above, and (f) any guaranty made by the Seller in respect to those items listed in clauses (a) through (e).
     “Indemnified Party” has the meaning set forth in Section 6.4(a).
     “Indemnifying Party” has the meaning set forth in Section 6.4(a).
     “Independent Auditor” has the meaning set forth in Section 1.3(b)(i).
     “Insurance Policies” has the meaning set forth in Section 4.16.
     “Intellectual Property” means, collectively, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents,

(ii) all trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) moral rights and copyrights in any work of authorship (including but not limited to databases and software), (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and (vi) all copies and tangible embodiments thereof (in whatever form or medium).
     “Interim Financial Statements” has the meaning set forth in Section 4.7.
     “Inventory” has the meaning set forth in Section 4.27.
     “Knowledge” when used with respect to the Seller means the actual knowledge, of Marc Simon, Jack Mewhirter and Stephanie Rains, after a reasonable inquiry of other management of the Corporation.
     “Leased Real Property” has the meaning set forth in Section 4.11(b).
     “Lien” means any mortgage, pledge, security interest, encumbrance, claim, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).
     “Losses” means, with respect to any Person, any actual damage, liability, demand, claim, action, cause of action, cost, deficiency, penalty, fine, settlement payments, awards, interest or other actual loss or out-of-pocket expense (including reasonable attorneys’ fees, accountants’ fees, experts’ fees and disbursements and other out-of-pocket expenses incurred in connection with investigating, preparing, settling or defending any pending or threatened action, claim or proceeding (including those brought by third parties)), provided, that the Parties agree that “Losses” shall not include any punitive damages. Solely for purposes of calculating Losses under Article VI (but not in determining whether there has been a breach of any representation, warranty, covenant or agreement in this Agreement) the representations, warranties, covenants and agreements herein shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including, without limitation, the word “material”) or “Material Adverse Effect.”
     “Material Adverse Effect” means a change in the financial condition or business of the Corporation which change, individually or in the aggregate, has a materially adverse effect on the assets, financial condition or business of the Corporation taken as a whole. Notwithstanding the foregoing, any adverse circumstance, change, effect, event, occurrence, state of facts or development attributable or relating to or arising from any of the following shall not be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) conditions generally affecting the industry in which the Corporation participates, the U.S. economy as a whole or the capital markets in general; (b) compliance with the terms of, or the taking of any action required by, this Agreement or approved by the Buyer; (c) the announcement of the execution of this Agreement or the transactions contemplated by this Agreement; (d) any change in applicable laws, rules or regulations or the interpretation hereof by any Governmental Authority; or (e) any action or statement taken or made by the Buyer or its representatives including, but not limited to, in connection with the Buyer’s discussions with employees or customers of the Corporations.
     “Material Contracts” has the meaning set forth in Section 4.19.
     “Material Customer” has the meaning set forth in Section 4.21(b).
     “Material Supplier” has the meaning set forth in Section 4.21(a).
     “Net Working Capital” shall mean the Current Assets of the Corporation as of the Closing Date, less the Current Liabilities of the Corporation as of the Closing Date.
     “New Plans” has the meaning set forth in Section 5.6.
     “Objection Disputes” has the meaning set forth in Section 1.3(b)(i).
     “Objection Statement” has the meaning set forth in Section 1.3(b)(i).
     “Old Plans” has the meaning set forth in Section 5.6.
     “Party” or “Parties” has the meaning set forth in the Preamble.
     “Pay Off Letters” means the pay off letters indicating the amount necessary to pay off the Indebtedness at Closing.
     “Pension Plans” has the meaning set forth in Section 4.14(a).
     “Permits” has the meaning set forth in Section 4.17.
     “Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Corporation and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Corporation; (e) public roads and highways; (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (g) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) purchase money liens and liens securing rental payments under capital lease arrangements; and (i) other immaterial liens.
     “Person” means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.
     “Plans” has the meaning set forth in Section 4.14(a).
     “Purchase Price” has the meaning set forth in Section 1.2.
     “Receivables” has the meaning set forth in Section 4.26.
     “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Material).
     “Restrictions” means any restriction on the exercise of any rights related to the Stock, including without limitation, proxies, voting agreements, transfer restrictions, agreements to sell or purchase and similar items.
     “Securities Act” means the Securities and Exchange Act of 1933.
     “Seller” has the meaning set forth in the Preamble.
     “Selling Expenses” means, as of immediately prior to the Closing, the then unpaid aggregate of the costs, fees (including attorney fees, accountants fees, investment banking fees, consent fees and loan prepayment fees) and other expenses incurred or payable by the Corporation and Seller in connection with this Agreement and the sale of the Stock to Buyer, including, without limitation, (i) the Employee Bonuses, (ii) all accrued and unpaid management fees and termination fees under the Corporation’s management services agreement with H.I.G. Capital, L.L.C., if any. Selling Expenses are set forth in the Statement of Selling Expenses to be delivered by the Seller prior to Closing.
     “Stock” has the meaning set forth in the Recitals.
     “Survival Period” has the meaning set forth in Section 6.1.
     “Tax Benefit” has the meaning set forth in Section 6.5.
     “Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, estimated, excise, fees, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, severance, sewer, social security, stamp, transfer, escheat, transfer gains, unemployment, use, value added, water, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.
     “Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Governmental Authority, including any amendment thereto.
     “Third Party Claim” has the meaning set forth in Section 6.4(a).
     “Transfer Taxes” has the meaning set forth in Section 5.2.
     “Welfare Plan” has the meaning set forth in Section 4.14(a).
     7.2 Other Definitional Provisions.
          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.
          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such Party shall designate in writing to the other Party):

(a)	if to the Buyer to:

Halo Holding Corporation
c/o Compass Group Management LLC
61 Wilton Road, 2nd Floor Westport, CT 06880
Attention: I. Joseph Massoud
Facsimile: (203) 221-8253

with a copy to:

Compass Group Management LLC
24422 Avenida de la carlota, Suite 370
Laguna Hills, California 92653
Attention: Elias J. Sabo
Facsimile: (949) 420-0777

Paul, Hastings, Janofsy & Walker LLP
695 Town Center Drive, Suite 1700
Costa Mesa, CA 92626
Attention: William J. Simpson
Facsimile: (714) 668-6305

(b)	if to the Corporation (prior to the Closing) or the Seller:

HA-LO Holdings, LLC
c/o H.I.G. Capital, L.L.C.
Brickell Bay Drive, Suite 2708
Miami, Florida 33113
Attention: Douglas F. Berman and Roman Krislav
Facsimile: (305) 379-2013

with a copy to:

McDermott Will & Emery LLP
201 S. Biscayne Boulevard
Suite 2200
Miami, Florida 33131
Attention: Harris C. Siskind, Esq.
Facsimile: (305) 347-6500
     8.2 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement. The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full above.
     8.3 Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.
     8.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Buyer and the Seller. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.
     8.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Except as provided in Section 8.9, nothing expressed or implied herein or therein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties hereto without the prior written consent of the other Party; provided, however, the Buyer may assign its rights under this Agreement for collateral security purposes, without consent, to any lenders providing financing to the Buyer and/or the Corporation.
     8.6 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.
     8.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     8.8 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive laws of the State of Delaware applicable to contracts executed and to be wholly performed within such State.
     8.9 Specific Performance. Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Buyer and the Seller would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to seek injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.
     8.10 Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Party hereto that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.
     8.11 Confidentiality; Publicity. Seller shall receive an advance copy of any press release or other public announcement or filing made by the Buyer in connection with the execution of this Agreement. Buyer will provide Seller with such advance copy as soon as practicable so that Seller has the opportunity to provide Buyer with reasonable comment on such press release or announcement; provided, however, that Seller will not have any right to cause such press release to be revised in a manner which would result in Buyer failing to meet any applicable legal requirements.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

HALO HOLDING CORPORATION

By:
Name:
Title:

HA-LO HOLDINGS, LLC, a
Delaware limited liability company

By:
Name:
Title: